news release

NYSE: TC
TSX: TCM
May 8, 2013

THOMPSON CREEK METALS COMPANY REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Denver, CO – Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced financial results for the three months ended March 31, 2013, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated. References to C$ refer to Canadian dollars.

First Quarter 2013 Highlights (compared to the same period in 2012, unless noted)

Operational:

•	Molybdenum production increased 74% to 7.7 million pounds, from 4.4 million pounds

•	Average cash costs of molybdenum produced decreased 54% to $5.91 per pound, compared to $12.95 per pound

•	Total sales of molybdenum increased 18.5% to 8.8 million pounds, compared to 7.4 million pounds

Financial:

•	Operating income was $17.0 million, a $33.5 million improvement from an operating loss of $16.5 million in the prior year, despite lower revenue

•	Consolidated revenue was $108.7 million, compared to $113.6 million

•	Cash flow from operations was $15.3 million, compared to $3.1 million

•	Net income totaled $0.9 million, or nil per diluted share, compared to $1.1 million, or $0.01 per diluted share

Mt. Milligan:

•	Another safety milestone was reached at Mt. Milligan with approximately 4.0 million work hours without a lost time incident

•	Advanced construction progress at Mt. Milligan to overall completion of approximately 89%

•	Maintained construction schedule with anticipated commissioning and start-up in August of 2013

•	Approximately 95% of capital expenditures spent or contractually committed since inception of the Mt. Milligan project

Kevin Loughrey, the Company's Chairman and Chief Executive Officer, stated, "We are pleased to report continued improvement of operational performance at both our Thompson Creek and Endako Mines, compared to the fourth quarter of 2012. We achieved lower cash costs per pound produced and increased sales compared to the fourth quarter of 2012. Metallurgical recovery at our Endako Mine has also continued to improve. The Company's first quarter operational performance was significantly improved from a year earlier, with increased production and sales, and significantly decreased costs. We are also pleased to report that construction of the Mt. Milligan Mine remains on schedule. We currently anticipate commissioning and start-up in August of 2013, and commercial production of copper and gold in the fourth quarter of 2013."

At the Thompson Creek Mine, molybdenum production for the first quarter of 2013 was 5.9 million pounds at a cash cost of $4.18 per pound produced, compared to 3.4 million pounds at a cash cost of $10.34 per pound produced for the first quarter of 2012. These improvements were primarily the result of the planned mine pit sequencing and mining in a higher grade section of the mine during the first quarter of 2013 compared to the first quarter of 2012, together with the suspension of waste stripping activity associated with the next phase of production, which began in October of 2012.

At the Endako Mine, the Company's 75% share of molybdenum production for the first quarter of 2013 was 1.8 million pounds at a cash cost of $11.75 per pound produced, compared to 1.0 million pounds at a cash cost of $21.87 per pound produced for the first quarter of 2012. These improvements were primarily the result of the suspension of waste stripping activities and processing of stockpiled ore beginning in the third quarter of 2012, together with lower production in the first quarter of 2012 related to the start-up of the new mill. Although production from the Endako Mine was significantly improved in the first quarter of 2013 from a year ago, production was negatively impacted due to the previously disclosed winter tailings pond management issues. The Company has completed initial remediation work and instituted tailings management procedures to address these issues to ensure sufficient water supply to the mill for future winter seasons beyond 2013.

Sales of molybdenum for the first quarter of 2013 were 8.8 million pounds, at an average realized sales price of $11.87 per pound, compared to 7.4 million pounds, at an average realized sales price of $14.74 per pound for the first quarter of 2012.

"We remain focused on completing and successfully starting up Mt. Milligan, continuing the operational improvements at Endako, maximizing the value of the Thompson Creek Mine during this time of continued weakness in the molybdenum market, and meeting our previously announced production and cash cost guidance," added Mr. Loughrey.

Selected Consolidated Financial and Operational Information
(US$ in millions except per share and per pound amounts)

	Three Months Ended March 31,
	2013	2012
Financial Information
Revenues
Molybdenum sales	$104.7	$109.6
Tolling, calcining and other	4.0	4.0
Total revenues	108.7	113.6
Costs and expenses
Cost of sales
Operating expenses	68.6	99.6
Depreciation, depletion and amortization	12.8	19.6
Total cost of sales	81.4	119.2
Selling and marketing	2.3	1.9
Accretion expense	0.8	0.5
General and administrative	7.1	7.7
Exploration	0.1	0.8
Total costs and expenses	91.7	130.1
Operating income (loss)	17.0	(16.5)
Other expense (income)	19.3	(5.5)
(Loss) before income and mining taxes	(2.3)	(11.0)
Income and mining tax (benefit)	(3.2)	(12.1)
Net income	$0.9	$1.1
Net income per share
Basic	$0.01	$0.01
Diluted	$—	$0.01
Cash generated by operating activities	$15.3	$3.1
Adjusted Non-GAAP Measures:(1)
Adjusted net income (1)	$0.9	$1.2
Adjusted net income per share—basic(1)	$0.01	$0.01
Adjusted net income per share—diluted(1)	$—	$0.01
Operational Statistics
Molybdenum production (000's lb)(2)	7,690	4,424
Cash cost ($/lb produced)(3)	$5.91	$12.95
Molybdenum sold (000's lb):
Thompson Creek Mine and Endako Mine product	6,574	4,871
Purchased and processed product	2,240	2,567
	8,814	7,438
Average realized sales price ($/lb)(1)	$11.87	$14.74
_______________________________________________________________________________

(1)	See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)
Production pounds reflected are molybdenum oxide and high performance molybdenum disulfide ("HPM") from the Company's share of production from the mines, but exclude molybdenum processed from purchased product.

(3)
Weighted-average of Thompson Creek Mine and Endako Mines (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

Mt. Milligan Copper-Gold Project

During the first quarter of 2013, the Company made cash and financing capital expenditures of C$154.3 ($153.0) million for the Mt. Milligan copper-gold project. Capitalized interest and debt issuance costs were C$25.4 ($24.6) million for the first quarter of 2013. Capital expenditures were primarily related to the ongoing construction of buildings and facilities (concentrator, truck shop, administration building, tailings storage facility, and primary and pebble crushers), continued development of the mine and expenses for mining equipment. The Company incurred C$1,294.2 million in cash spend since the inception of the project through March 31, 2013.
The Company is currently estimating an aggregate of approximately C$1.5 billion to construct and develop Mt. Milligan, of which approximately C$240.0 million of expenditures remain to be spent, plus an additional C$40.0 million to C$50.0 million of aggregate capital expenditures for a permanent operations residence (of which C$1.5 ($1.4) million has been spent on capital expenditures and C$6.6 ($6.5) million has been prepaid to one vendor in the first quarter of 2013. The permanent operations residence is expected to be completed in 2014.
As of March 31, 2013, overall project completion is estimated to be at 89%. The Mt. Milligan project remains on schedule, with commissioning and start-up expected to commence in August of 2013, and commercial production of copper and gold expected in the fourth quarter of 2013.

Guidance

Mt. Milligan average annual production is expected to be higher during the first full six years of production (approximately 89 million pounds of copper and 262,000 ounces of gold, both in concentrate), compared to annual life-of-mine production (approximately 81 million pounds of copper and 194,500 ounces of gold, both in concentrate). Production and cash cost guidance for 2014 will be provided once Mt. Milligan is fully operational.

	Three Months Ended	Years Ended December 31,
	March 31, 2013 (Actual)	2013 (Estimated, Including Q1 2013)	2014 (Estimated)
Molybdenum production (000's lb):(1)
Thompson Creek Mine	5,929	20,000 - 22,000	17,000 - 19,000
Endako Mine (75% share)	1,761	7,500 - 8,500	10,500 - 11,500
Total molybdenum production (000's lb)	7,690	27,500 - 30,500	27,500 - 30,500
Cash cost ($/lb produced):(2)
Thompson Creek Mine	$4.18	$ 4.75 - 5.75	$ 5.00 - 6.00
Endako Mine	11.75	10.75 - 12.25	9.00 - 10.50
Total cash cost ($/lb produced)	$5.91	$ 6.50 - 7.50	$ 6.50 - 7.75
Capital expenditures (in millions):
Mt. Milligan (3),(4),(5)	$153.0	$ 370 - 390	—
Mt. Milligan permanent operations residence(6)	1.4	35 - 40	$ 5 - 10
Mt. Milligan operations	—	20 - 30	20 - 30
TC and Endako Mines, Langeloth & other (3),(4)	0.7	15 - 20	30 - 40
Total capital expenditures	$155.1	$ 440 - 480	$ 55 - 80
_______________________________________________________________________________

(1)	Production pounds reflected are molybdenum oxide and HPM from the Company's share of production from the mines, but exclude molybdenum processed from purchased product.

(2)
Weighted-average of the Thompson Creek Mine and the Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

(3)	Excludes capitalized interest and debt issuance costs of $24.6 million and excludes decreases in accruals of $28.7 million for the three months ended March 31, 2013.

(4)	Canadian to US foreign exchange rate for the remainder of 2013 and the year 2014 assumed at parity (C$1.00 = US$1.00).

(5)
Includes capital expenditures anticipated to be incurred during production ramp up. Total project capital expenditures may be affected by the period of time to reach commercial production. All operating expenses will be capitalized until commercial production is reached.

(6)	Excludes $6.5 million of deposits made to one vendor during the first quarter of 2013.

Non-GAAP Financial Measures
In addition to the condensed consolidated financial statements presented in accordance with US GAAP, we use certain non-GAAP financial measures of the Company's financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.
Adjusted Net Income, Adjusted Net Income Per Share—Basic and Diluted
Adjusted net income and adjusted net income per basic and diluted share are considered key measures by management in evaluating the Company's operating performance on a quarterly and annual basis. Management uses these measures in evaluating the Company's performance as they represent profitability measures that are not impacted by changes in the market price of our previously outstanding warrants or significant non-cash items, such as asset impairments, that are considered non-recurring in nature. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management and, as a result, the investor is afforded greater transparency in assessing our financial performance.
Adjusted net income represents net income prepared in accordance with US GAAP, adjusted for significant non-cash items. For the first quarter of 2013, there were no significant non-cash items. For the first quarter of 2012, the significant non-cash items were non-cash losses on the fair value adjustment related to certain warrants that were outstanding until June 30, 2012.
In connection with the Company's acquisition of Terrane Metals Corp. in 2010, the Company agreed to pay holders of common stock purchase warrants issued by Terrane certain share and cash consideration. Per guidance issued by the Emerging Issues Task Force, common stock purchase warrants with a strike price denominated in a currency other than the entity's reporting currency are not considered linked to equity and, therefore, are to be accounted for as derivatives. The Company thus accounted for the Terrane warrants as derivatives. The Company recorded a cumulative adjustment to retained earnings upon its acquisition of Terrane, and subsequent changes to the fair value of the Terrane Warrants were recorded to the Company's Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income at each quarter-end.
As a cash payment was not required by the Company at settlement of the Terrane warrants, management does not consider gains or losses on these warrants in its evaluation of our financial performance and believes that presentation of the Company's adjusted net income excluding these gains or losses provides useful information to its investors regarding the Company's financial condition and results of operations.
Adjusted net income per basic and diluted share is calculated using adjusted net income, as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period as determined in accordance with US GAAP.
The following table reconciles net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income and adjusted net income per basic and diluted share for the three months ended March 31, 2012. For the three months ended March 31, 2013, net income and net income per basic and diluted share represented in accordance with US GAAP equals the non-GAAP financial measures of adjusted net income and adjusted net income per basic and diluted share. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

For the Three Months Ended March 31, 2012

		Weighted-Average Basic Shares		Weighted-Average Diluted Shares
	Net Income (Loss)	Shares (000's)	$/share	Shares (000's)	$/share
Net income	$1.1	168,054	$0.01	168,483	$0.01
Add (Deduct):
Unrealized loss on common stock purchase warrants	0.1	168,054	—	168,483	—
Non-GAAP adjusted net income	$1.2	168,054	$0.01	168,483	$0.01
Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold
Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures by management in evaluating the Company's operating performance. Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, nor do they have a standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management uses these measures to evaluate the operating performance at each of its mines, as well as on a consolidated basis, as measures of profitability and efficiency. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management and, as a result, the investor is afforded greater transparency in assessing the Company's financial performance. Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.
Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period. Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred. Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits and depreciation, depletion, amortization and accretion. Cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. The weighted-average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek Mine and the Endako Mine divided by the cumulative total production from the Thompson Creek Mine and the Endako Mine.
The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.
The following table provides a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in our Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income in the determination of net income. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Operating Expenses	Pounds Produced(1)	$/lb	Operating Expenses	Pounds Produced(1)	$/lb
	(in millions)	(000's lbs)		(in millions)	(000's lbs)
Thompson Creek Mine
Cash costs—Non-GAAP (2)	$24.8	5,929	$4.18	$35.4	3,422	$10.34
Add/(Deduct):
Stock-based compensation	0.2			0.1
Inventory and other adjustments	3.3			—
GAAP operating expenses	$28.3			$35.5
Endako Mine
Cash costs—Non-GAAP (2)	$20.7	1,761	$11.75	$21.9	1,002	$21.87
Add/(Deduct):
Stock-based compensation	0.1			0.2
Commissioning and start-up costs	—			2.3
Inventory and other adjustments	(5.2)			4.3
GAAP operating expenses	$15.6			$28.7
Other operations GAAP operating expenses (3)	$24.7			$35.4
GAAP consolidated operating expenses	$68.6			$99.6
Weighted-average cash cost—Non-GAAP	$45.4	7,690	$5.91	$57.3	4,424	$12.95
_______________________________________________________________________________

(1)	Production pounds are molybdenum oxide and HPM from the Company's share of the production from the mines, but exclude molybdenum processed from purchased product.

(2)
Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility.

(3)
Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek and Endako Mines concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its first quarter 2013 financial results on Thursday, May 9, 2013 at 8:30 am Eastern Time. Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Executive Vice President and Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (888) 395-3230. A live audio webcast of the conference call will be available at http://www.visualwebcaster.com/event.asp?id=92852 and www.thompsoncreekmetals.com. An archived recording of the conference call/webcast will be available at 1 (888) 203-1112 (access code 5144866) from 11:30 a.m. ET on May 9, 2013 to 11:59 p.m. ET on May 16, 2013.

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a growing, diversified North American mining company. The Company's principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company is also in the process of constructing the Mt. Milligan Mine in British Columbia. Mt. Milligan is designed to be a conventional truck-shovel open-pit copper-gold mine. Mt. Milligan is expected to commence production in 2013. The Company's development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia, the Davidson property, an underground molybdenum exploration property located in British Columbia, and the Maze Lake property, a joint venture gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company's principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; estimates of Mt. Milligan development costs; future operating plans and goals; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in millions, except share data)	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$469.3	$526.8
Accounts receivable	61.3	52.9
Accounts receivable-related parties	3.7	6.4
Product inventory	105.7	110.8
Material and supplies inventory	50.4	48.4
Prepaid expenses and other current assets	13.5	5.8
Income and mining taxes receivable	11.3	16.0
Restricted cash	25.0	37.1
	740.2	804.2
Property, plant, equipment and development, net	2,622.6	2,538.9
Restricted cash	5.7	5.7
Reclamation deposits	29.5	30.1
Other assets	30.0	31.3
	$3,428.0	$3,410.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$105.8	$128.5
Income, mining and other taxes payable	0.8	0.6
Current portion of long-term debt	16.4	16.6
Current portion of long-term capital lease obligations	18.6	14.1
Deferred income tax liabilities	7.0	5.9
Other current liabilities	13.7	13.8
	162.3	179.5
Gold Stream deferred revenue	731.6	669.6
Long-term debt	918.1	921.8
Long-term capital lease obligations	74.5	58.0
Other liabilities	5.8	5.3
Asset retirement obligations	35.1	36.6
Deferred income tax liabilities	122.1	137.5
	2,049.5	2,008.3
Commitments and contingencies
Shareholders' equity
Common stock, no-par, 170,671,457 and 168,726,984 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	1,025.8	1,017.9
Additional paid-in capital	227.7	233.8
Retained earnings	93.2	92.3
Accumulated other comprehensive income	31.8	57.9
	1,378.5	1,401.9
	$3,428.0	$3,410.2

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)

(in millions, except per share amounts)	Three Months Ended March 31,
	2013	2012
REVENUES
Molybdenum sales	$104.7	$109.6
Tolling, calcining and other	4.0	4.0
Total revenues	108.7	113.6
COSTS AND EXPENSES
Cost of sales
Operating expenses	68.6	99.6
Depreciation, depletion and amortization	12.8	19.6
Total cost of sales	81.4	119.2
Selling and marketing	2.3	1.9
Accretion expense	0.8	0.5
General and administrative	7.1	7.7
Exploration	0.1	0.8
Total costs and expenses	91.7	130.1
OPERATING INCOME (LOSS)	17.0	(16.5)
OTHER EXPENSE (INCOME)
Change in fair value of common stock purchase warrants	—	0.1
Loss (gain) on foreign exchange	19.4	(6.6)
Interest and finance fees	0.1	1.5
Interest income	(0.2)	(0.2)
Other	—	(0.3)
Total other expense (income)	19.3	(5.5)
(Loss) before income and mining taxes	(2.3)	(11.0)
Income and mining tax (benefit)	(3.2)	(12.1)
NET INCOME	$0.9	$1.1
COMPREHENSIVE (LOSS) INCOME
Foreign currency translation	(26.1)	27.4
Total other comprehensive (loss) income	(26.1)	27.4
Total comprehensive (loss) income	$(25.2)	$28.5

NET INCOME PER SHARE
Basic	$0.01	$0.01
Diluted	$—	$0.01
Weighted-average number of common shares
Basic	169.7	168.1
Diluted	216.3	168.5

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in millions)	Three Months Ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$0.9	$1.1
Items not affecting cash:
Change in fair value of common stock purchase warrants	—	0.1
Depreciation, depletion and amortization	12.8	19.6
Accretion expense	0.8	0.5
Amortization of finance fees	—	0.7
Stock-based compensation	1.4	1.5
Product inventory write downs	4.7	8.3
Deferred income tax benefit	(6.7)	(11.3)
Unrealized loss on derivative instruments	—	1.6
Unrealized foreign exchange loss (gain)	19.6	(5.1)
Change in working capital accounts	(18.2)	(13.9)
Cash generated by operating activities	15.3	3.1
INVESTING ACTIVITIES
Capital expenditures	(155.1)	(187.9)
Capitalized interest payments	(7.9)	—
Restricted cash	11.4	2.7
Reclamation (deposit) refund	(0.2)	5.2
Cash used by investing activities	(151.8)	(180.0)
FINANCING ACTIVITIES
Proceeds from the Gold Stream Arrangement	62.0	45.0
Proceeds from sales leaseback transactions	27.3	—
Down payment on capital lease transactions	(2.7)	—
Repayment of sale leaseback obligations	(1.0)	—
Repayment of capital lease obligations	(2.5)	—
Repayment of long-term debt	(3.9)	(1.5)
Proceeds from issuance of common shares, net	0.4	0.5
Cash generated by financing activities	79.6	44.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.6)	1.1
DECREASE IN CASH AND CASH EQUIVALENTS	$(57.5)	(131.8)
Cash and cash equivalents, beginning of period	$526.8	294.5
Cash and cash equivalents, end of period	$469.3	$162.7